Exhibit (a)(1)(N)

THE WALT DISNEY COMPANY

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
ELECTION FORM

THIS FORM MUST BE COMPLETED AND SUBMITTED NO LATER THAN
5:00 P.M., PACIFIC TIME, ON FRIDAY, MAY 4, 2007,
UNLESS THE OFFER IS EXTENDED.

Before completing and signing this election form, please make sure you received, read and understand the documents that make up the offer, including: (1) the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”); (2) the E-mail to All Eligible Holders; and (3) this election form. The offer is subject to the terms of these documents as they may be amended.

The offer provides eligible holders who hold eligible options the opportunity to (i) amend certain outstanding and unexercised options, and (ii) receive a cash payment for such amended options, as described in Section 2 of the Offer to Amend. The offer expires at 5:00 p.m., Pacific Time, on Friday, May 4, 2007, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in the offer, you will be required to accept the offer for the entire eligible portion of each eligible option you elect to amend. In other words, you must accept the offer for all the shares subject to a particular eligible option, but not necessarily for all your eligible options, if you hold more than one eligible option.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE
OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in the offer with respect to an option listed below, please check “Yes” in the “Amend Entire Eligible Portion” box for that option.  If you do not want to participate with respect to an option listed below, please check “No” in the “Amend Entire Eligible Portion” box for that option. If you do not clearly mark the “Amend Entire Eligible Portion” box with respect to an eligible option, your election with respect to that option will default to “No.”

If you elect “Yes” for an option, subject to withdrawal rights described in the Offer to Amend, the applicable option will, upon our acceptance of your election, be irrevocably amended to increase the exercise price on the last date on which this offer remains open for acceptance, which is expected to be Friday, May 4, 2007, following expiration of the offer.  If you elect “No” with respect to an option, subject to withdrawal rights described in the Offer to Amend, the applicable option will not be amended, its exercise price will remain unchanged, you will not receive the cash payment with respect to that option, you may incur Section 409A taxes with respect to that option, and the Company will not reimburse you for Section 409A taxes on that option.

You may withdraw or change your election as to some or all of your options at any time before the expiration of the offer by submitting a properly completed and signed election form that indicates your change or withdrawal.  You must submit your new election form before the expiration of the offer, which will be 5:00 p.m., Pacific Time, Friday, May 4, 2007, unless extended.

Option Date	Option Number	Plan	Number of Unexercised Shares Subject to the Eligible Option	Current Exercise Price Per Share	New Exercise Price Per Share (if offer is accepted)	Cash Payment Per Share (if offer is accepted)	Total Cash Payment (if offer is accepted)	Amend Entire Eligible Portion?
[ ]	[ ]	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]	[ ] Yes	[ ] No

Eligible Holder Signature	Employee Number

Eligible Holder Name (Please print)	E-mail Address	Date and Time

RETURN BY FAX TO YVONNE BRAZIL AT (510) 922-3540
NO LATER THAN 5:00 P.M., PACIFIC TIME, ON FRIDAY, MAY 4, 2007

Agreement to Terms of Election

1.             Promptly after the expiration of the offer, Disney shall return to me a final and completed “Amendment to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of the options I elect to amend and my right to receive a cash payment for the eligible options I elected to have amended.

2.             If I cease to remain employed by Disney or any of its subsidiaries after I elect to participate with respect to my eligible options but before Disney accepts my amendment election, my eligible options will not be amended, and I will not become entitled to any cash payment.

3.             Until the expiration date, I will have the right to change or withdraw my election with respect to my eligible options.  However, after the expiration date, I will have no further right to change or withdraw my election with respect to my eligible options.  If Disney has not accepted my election by 5:00 p.m., Pacific Time, on June 4, 2007, I may withdraw my election at any time thereafter.

4.             My election through the procedures described in Section 4 of the Offer to Amend and the instructions to the election form constitute my acceptance of all of the terms and conditions of the offer.  Disney’s acceptance of my elections for amendment will constitute a binding agreement between Disney and me upon the terms and subject to the conditions of the offer.

5.             I am the registered holder of the eligible options tendered hereby, and my name, employee identification number and other information appearing in this election form are true and correct.

6.             I am not required to participate in the offer.  However, if I do not elect to participate with respect to my eligible options or if those options are not otherwise amended pursuant to the offer, then I am solely responsible for Section 409A taxes with respect to those eligible options, and Disney will not reimburse me for any Section 409A taxes with respect to those eligible options.

7.             Disney will not give me tax advice with respect to the offer or specific to my individual circumstance and has advised me to consult with my own financial, legal, and/or tax advisor regarding the federal, state and local tax consequences of participating or not participating in the offer.

8.             Under certain circumstances set forth in the offer documents, Disney may terminate or amend the offer and postpone its acceptance and amendment of the elections.  In the event Disney does not accept my election to participate with respect to eligible options, those options will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule.

9.             I understand that neither Disney nor Disney’s Board of Directors is making any recommendation as to whether I should accept or refrain from accepting the offer to amend my eligible options, and that I must make my own decision whether to elect to participate in the offer, after taking into account my own personal circumstances and preferences.  I understand that the amended options resulting from the amendment of my tendered eligible options may decline in value and may be “out of the money” when I decide to exercise those options.  I further understand that past and current market prices of Disney common stock may provide little or no basis for predicting what the market price of Disney common stock will be when Disney amends my tendered option or at any other time in the future.

10.           I hereby acknowledge that I have read the documents related to the offer listed below:

•                  Offer to Amend the Exercise Price of Certain Options

•                  Election form

•                  Instructions to the election form

11.           I hereby elect to participate in the offer with respect to my eligible options as previously identified in accordance with the Offer to Amend.  I agree that the options identified are the eligible options I hold.  I agree and understand that each of the eligible options that I have elected to participate in the offer will be amended by Disney unless I submit a new, properly completed election form withdrawing my election prior to the expiration of the offer.

12.           I understand that I must fully complete, sign and deliver the election form and return it to Disney via the offer website or by fax to Yvonne Brazil at (510) 922-3540 prior to the expiration of the offer.

13.           I further understand that Disney intends to send me an e-mail at my e-mail address listed below within two U.S. business days after the submission of my election form.  If I have not received an e-mail confirmation within the two business days, I agree that it is my responsibility to confirm that Disney has received my complete submission.

14.           I acknowledge that the offer and the other documents and communications regarding the offer may have been delivered to me electronically.  Such means of electronic delivery may have included, but did not necessarily include, the delivery of a link to a Disney intranet site, the delivery of a document via e-mail or such other means of delivery specified by Disney.  By executing this Agreement, I acknowledge that I have read this provision and consent to the electronic delivery of the documents.  I acknowledge that I may receive from Disney a paper copy of any documents delivered electronically at no cost to me by contacting Disney by e-mail or telephone using the contact information on the instructions to the election form.  I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, I understand that I must provide Disney with a paper copy of any documents if my attempted delivery of such documents electronically fails.

E-mail address:

Employee number:

Signature	Date

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of Election Form.  A properly completed and signed election form must be received by Disney by 5:00 p.m. Pacific Time on May 4, 2007.

We intend to confirm the receipt of your election form by e-mail within two U.S. business days after you submit your election form via the offer website or by fax to Yvonne Brazil at (510) 922-3540.  If you have not received an e-mail that we have received your election form within two U.S. business days, you should e-mail corp.409AQuestions@disney.com and include your telephone number, and we will call you.  You may also call Yvonne Brazil at (510) 922-3742.  It is your responsibility to ensure that we receive your election form by 5:00 p.m., Pacific Time, on Friday, May 4, 2007.

Our receipt of your election form is not by itself an acceptance of your election to amend. For purposes of the offer, we will be deemed to have accepted valid elections that have been made and not properly withdrawn as of when we give notice to the eligible holders generally of our acceptance of such elections. We may issue this notice of acceptance by e-mail or other methods of communication.

We will not accept any alternative, conditional or contingent elections. Although it is our intent to send you an e-mail that confirms our receipt of your election form, by signing your election form, you waive any right to receive any notice of the receipt of the election to amend your options, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been amended. Your options with respect to which elections are accepted will be amended on the amendment date (but following the expiration of the offer), which is currently expected to be Friday, May 4, 2007, at 5:00 p.m., Pacific Time.

2.             Withdrawal.  If you have previously elected to accept the offer to amend your eligible options, you may withdraw that election for some or all of these options at any time before the expiration of the offer, which is currently expected to be 5:00 p.m., Pacific Time, on Friday, May 4, 2007. If we extend the offer, you may withdraw your election for some or all of your eligible options at any time until the date and time of the extended expiration of the offer.

In addition, although we intend to accept all valid elections promptly after the expiration of the offer, if we have not accepted your election by 5:00 p.m., Pacific Time on June 4, 2007, you may withdraw your election at any time after that date.

To validly change or withdraw your election, you must complete and deliver a new election form via the offer website or to us by fax to Yvonne Brazil at (510) 922-3540 prior to the expiration of the offer.  You should keep a copy of your revised election form with your other records for the offer.  If you again change your mind, you may submit another election form and you will be bound by the last properly submitted election form we receive before the expiration of the offer.  We must receive the properly completed and signed election form before the expiration of the offer. The expiration of the offer will be at 5:00 p.m., Pacific Time, on Friday, May 4, 2007, unless we extend the offer.

3.             Elections.  If you participate in this offer, you will be required to accept the offer for the entire eligible portion of each eligible option you elect to amend. In other words, you must accept the offer for all the shares subject to a particular eligible option, but not necessarily for all your eligible options, if you hold more than one eligible option. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible holder beneficially owns a portion of that option grant, you may accept this offer for the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. As legal owner of the eligible option, Disney will respect an election properly made by you and accepted by Disney and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you in such an election.

4.             Signatures on the Election Form; Other Information.  You must sign the election form.  If the election form is signed by the eligible holder, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.  If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change by fax to Yvonne Brazil at (510) 922-3540 or by e-mailing a facsimile to Yvonne Brazil at ybrazil@pixar.com. If the election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to act in that capacity must be submitted with this election form by fax to Yvonne Brazil at (510) 922-3540 or by e-mailing a facsimile to Yvonne Brazil at ybrazil@pixar.com.  In addition to signing the election form, you must print your name and employee number and indicate the date and time at which you signed.  You must also include your e-mail address.

5.             Requests for Assistance or Additional Copies.  You should direct general questions about the terms of the offer, requests for general tax information about the election form or about the offer or any requests for additional copies of the Offer to Amend to corp.409AQuestions@disney.com and include your telephone number.  You may also call Yvonne Brazil at (510) 922-3742.  We will furnish additional copies of the Offer to Amend to you promptly and at our expense.

6.             Irregularities.  We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any elections that have been made that we determine are not in good order or that we determine are unlawful to accept.  We will accept all proper elections that are made and that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular eligible holder, provided that if we grant any such waiver, it will be granted for all eligible holders and options for which elections have been made.  No elections will be deemed to have been properly made until all defects or irregularities have been cured by the eligible holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will we or anyone else incur any liability for failure to give any notice.  This is a one-time offer.  We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

7.             Important Tax Information.  You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal, California and non-U.S. income tax information.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of participating or not participating in the offer.  You should direct general questions about the terms of the offer or requests for general tax information about the offer to corp.409AQuestions@disney.com and include your telephone number, and we will call you.  You may also call Yvonne Brazil at (510) 922-3742.

8.             Copies.  You should keep a copy of the election form, after you have completed and signed it, and retain it for your records.

IMPORTANT: THE COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY DISNEY BY 5:00 P.M. PACIFIC TIME ON THE EXPIRATION DATE.